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                                   Exhibit A

                         [LETTERHEAD OF BEAR STEARNS]

                                                                  May 20, 1994

Midwest Centers Inc. as General Partner
c/o Equitable Real Estate Shopping Centers L.P.
3 World Financial Center
New York, New York 10285

Gentlemen:

We understand that The Equitable Life Assurance Society of the United States ("Equitable") holds two zero coupon mortgages as security for its loans to Equitable Real Estate Shopping Centers L.P. ("ERM"), which owns Northland Center in Southfield, Michigan ("Northland"), and Brookdale Center, located in Brooklyn Center, Minnesota. You have advised us that ERM proposes to sell Northland Center to Equitable in a transaction (the "Transaction") which entails the cancellation of the existing Equitable mortgage encumbering Northland, the modification of the Asset Management Agreement between ERM and Equitable Real Estate Investment Management, Inc. ("EREIM"). You have provided us with copies of the executed Sale Agreement between ERM and Equitable, the executed Release and Termination Agreement between ERM and EREIM, the proposed Brookdale Letter Agreement and the preliminary proxy statement in substantially the form to be sent tot he public limited partnership unitholders (the "Unitholders") of ERM (the "Proxy Statement").

You have asked us to render an opinion to Midwest Centers Inc., the sole General Partner of ERM, as to the fairness of the Transaction, from a financial point of view, to the Unitholders.

In the course of our analysis for our opinion, we have:

1.   reviewed the Proxy Statement;

2. reviewed ERM's Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 and 1993, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; and

3. met with both the manager of Northland and with representatives of the General Partner to discuss Northland's business and future prospects; and

4.   visited Northland and the Detroit mall market; and

5. reviewed the Updated Report and Appraisal of Northland, dated April 11, 1994, and the Letter Report Appraisal of Northland, dated May 11, 1994, prepared by Cushman & Wakefield; and


















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6.   conducted such other analysis, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed without independent verification, the accuracy and completeness of the financial and other information provided to us, and have further relied upon the assurances of the General Partner and the management of Northland that they are unaware of any facts that would make the information incomplete or misleading. We have not performed an independent appraisal of Northland.

Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the Unitholders.

                              Very truly yours,

                              BEAR, STEARNS & CO. INC.

                              By:/s/GILBERT E. MATTHEWS
                                 Managing Director